Filed pursuant to Rule 424(b)(2)
Registration No. 333-180674

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated October 1, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 17, 2012)

                 Common Shares

Star Bulk Carriers Corp.

We are offering for sale                  of our common shares.

Our common shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “SBLK.” On September 30, 2013, the last sale price of our common shares as reported on Nasdaq was $10.13 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement, in the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 20, 2013.

Price $             a share

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to the Company
Per share	$	$	$
Total	$	$	$

(1)	See “Underwriting.”

We have granted the underwriter a 30-day option to purchase up to             additional shares.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the common shares to the purchasers on or about                     , 2013.

Morgan Stanley

                    , 2013

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS FILED BY US WITH THE SECURITIES AND EXCHANGE COMMISSION. NEITHER WE NOR THE UNDERWRITER HAS AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR THE UNDERWRITER ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, ANY FREE WRITING PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the common shares offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information and disclosure about us. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus supplement, in U.S. dollars and in conformity with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, or the Commission, a registration statement including exhibits and schedules thereto on Form F-3 under the Securities Act with respect to the common shares offered hereby. This prospectus supplement, which forms a part of the registration statement, does not contain all of the information in the registration statement, as permitted by Commission rules and regulations. For further information with respect to us and the common shares offered hereby, reference is made to the registration statement. In addition, we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and file reports and other information with the Commission. You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains information we file electronically, which you can access over the internet at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with, or furnish to, it. This means that we can disclose important information to you by referring you to those filed documents. The

S-ii

information listed below is incorporated by reference and is considered to be a part of this prospectus supplement, and information that we file later with the Commission before all of the securities offered by this prospectus are sold will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

•

Report on Form 6-K, filed with the Commission on October 1, 2013, which contains a press release announcing that we have entered into agreements for construction of five drybulk vessels with fuel efficient specifications;

•

Report on Form 6-K, filed with the Commission on September 13, 2013, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited condensed consolidated interim financial statements as of and for the six-months ended June 30, 2013;

•	Report on Form 6-K, filed with the Commission on July 31, 2013, which contains the Company’s Second Amended and Restated Bylaws;

•	Report on Form 6-K, filed with the Commission on June 21, 2013, which contains an announcement about the commencement of rehabilitation proceedings of a charterer of one of our vessels; and

•

Report on Form 6-K, filed with the Commission on June 7, 2013, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited condensed consolidated interim financial statements as of and for the three-months ended March 31, 2013;

•

Annual report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 20, 2013, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and those reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement that state they are incorporated by reference into this prospectus supplement until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or prospectus supplement.

We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office at the following address:

Star Bulk Carriers Corp.

40 Agiou Konstantinou Street,

15124 Maroussi,

Athens, Greece

011-30-210-617-8400

ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or any of these persons. You may also have difficulty

S-iii

enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement pursuant to this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies;

•	our ability to generate cash to service our indebtedness;

•	our ability to continue to satisfy our financial and other covenants, or obtain waivers relating to such covenants from our lenders, under our credit facilities;

•	our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our dependence on our charterers for operating cash flows;

•	our counterparties’ ability or willingness to honor their obligations under agreements with us;

S-iv

•	fluctuations in currencies and interest rates;

•	general market conditions including fluctuations in charterhire rates and vessel values;

•	changes in supply and generally the number, size and form of providers of goods and services in the markets in which we operate;

•	changes in demand in the markets in which we operate;

•	increased inspection procedures and more restrictive import and export controls;

•	the imposition of sanctions by the Office of Foreign Assets Control of the Department of the U.S. Treasury or pursuant to other applicable laws or regulations against us or any of our subsidiaries;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	performance of our charterers and other counterparties with whom we deal;

•	timely delivery of vessels under construction within the contracted price;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents;

•	piracy or political events; and

•

other important factors described under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2012, as well as those described from time to time in the reports filed by us with the Commission.

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained later in this prospectus supplement, the accompanying prospectus or in other documents incorporated by reference into this prospectus supplement. As an investor or prospective investor in the common shares, you should review carefully the risk factors and the more detailed information that appear later in this prospectus supplement, the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares or that are contained in the documents that we incorporate by reference into this prospectus supplement.

Unless otherwise indicated or if the context otherwise requires, as used in this prospectus supplement, the terms “we,” “our,” “us,” and the “Company” refer to Star Bulk Carriers Corp. and all of its subsidiaries. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. All information in this prospectus supplement assumes that the underwriter’s option to purchase additional shares is not exercised.

STAR BULK CARRIERS CORP.

We are an international company providing worldwide transportation of drybulk commodities through our vessel-owning subsidiaries for a broad range of customers of major and minor bulk cargoes including iron ore, coal, grain, cement and fertilizer. We were incorporated in the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

We own and operate a fleet of 13 vessels consisting of five Capesize drybulk carriers and eight Supramax drybulk carriers with an average age of 10.7 years and a combined cargo carrying capacity of approximately 1,290,602 dwt. Our fleet carries a variety of drybulk commodities including coal, iron ore, and grains, or major bulks, as well as bauxite, phosphate, fertilizers and steel products, or minor bulks. We have entered into agreements for the construction of seven drybulk vessels each with fuel efficient specifications, including two 208,000 dwt Newcastlemax drybulk vessels with expected deliveries during the first half of 2016, respectively, one 209,000 dwt Newcastlemax drybulk vessel with an expected delivery during the first quarter of 2016, two 180,000 dwt Capesize drybulk vessels with expected deliveries in the fourth quarter of 2015 and first quarter of 2016, respectively and two 61,000 dwt Ultramax drybulk vessels with expected deliveries during the fourth quarter of 2015, respectively. In addition, we have entered into letters of intent for the construction of two 60,000 dwt Ultramax drybulk vessels with fuel efficient specifications with expected deliveries in 2015. We refer to these nine newbuilding vessels throughout this prospectus supplement as our “Newbuilding Vessels”. The aggregate purchase price of the Newbuilding Vessels is $366.9 million.

In addition to our owned vessels and Newbuilding Vessels, we operate on behalf of affiliated and unaffiliated third-party owners, nine drybulk vessels, including four Capesize drybulk carriers, three Supramax drybulk carriers and two Panamax drybulk carriers.

OUR FLEET

The following table presents summary information concerning our fleet as of the date of this prospectus:

Owned Vessels

Vessel Name	Drybulk Vessel Type	Size (dwt.)	Year Built	Daily Gross Hire Rate	Charter Type/ Month of Contract Expiry
Star Aurora	Capesize	171,199	2000	$17,000	Time charter/ August 2014
Star Big	Capesize	168,404	1996	$25,000	Time charter/ November 2015
Star Borealis(1)	Capesize	179,678	2011	$27,000	Time charter/ February 2014
Star Mega	Capesize	170,631	1994	$24,500	Time charter/ August 2014
Star Polaris	Capesize	179,546	2011	$16,500	Time charter/ January 2014
Star Cosmo(1)	Supramax	52,247	2005	$15,500	Time charter/ October 2013
Star Delta(1)	Supramax	52,434	2000	$9,500	Time charter/ October 2013
Star Epsilon(1)	Supramax	52,402	2001	$9,750	Time charter/ December 2013
Star Gamma	Supramax	53,098	2002	$9,400	Time charter/ June 2014
Star Kappa(1)	Supramax	52,055	2001	$9,400	Time charter/ October 2013
Star Omicron(1)	Supramax	53,489	2005	$10,750	Time charter/ October 2013
Star Theta	Supramax	52,425	2003	$8,900	Time charter/ October 2013
Star Zeta(1)	Supramax	52,994	2003	$9,000	Time charter/ October 2013

(1)	We consider these vessels to be employed in the spot market as a result of the short duration of their current charters.

Newbuilding Vessels

As used in this prospectus supplement, “SWS” refers to Shanghai Waigaoqiao Shipbuilding Co., “JMU” to Japan Marine United Corporation and “NACKS” to Nantong COSCO KHI Ship Engineering Co.

Vessel Name	Type	dwt	Shipyard	Expected Delivery Date
Hull 1342	Newcastlemax	208,000	SWS	First Half 2016
Hull 1343	Newcastlemax	208,000	SWS	First Half 2016
Hull No. NE 198	Newcastlemax	209,000	NACKS	First Quarter 2016
Hull 1338	Capesize	180,000	SWS	Fourth Quarter 2015
Hull 1339	Capesize	180,000	SWS	First Quarter 2016
Hull No. NE 196	Ultramax	61,000	NACKS	Fourth Quarter 2015
Hull No. NE 197	Ultramax	61,000	NACKS	Fourth Quarter 2015
Star Bulk TBN(1)	Ultramax	60,000	JMU	Second Quarter 2015
Star Bulk TBN(1)	Ultramax	60,000	JMU	Third Quarter 2015

(1)	On June 7, 2013 and July 10, 2013 we entered into letters of intent, which are subject to the negotiation and execution of definitive documentation, with Japan Marine United Corporation, or JMU, for the construction of two 60,000 dwt Ultramax drybulk vessels with fuel efficient specifications and expected deliveries during 2015.

Vessels Under Management

Vessel Name	Type	dwt	Year Built
Obelix(1)	Capesize	181,433	2011
Pantagruel(1)	Capesize	180,181	2004
Big Bang(1)	Capesize	174,109	2007
Big Fish(1)	Capesize	177,643	2004
Renascentia	Panamax	74,732	1999
Marto	Panamax	74,471	2001
Maiden Voyage(1)	Supramax	58,722	2012
Strange Attractor(1)	Supramax	55,742	2006
Serenity I	Supramax	53,688	2006

(1)	Vessels owned and controlled by Oceanbulk Shipping LLC, a company minority owned by Mrs. Milena Pappas, one of our directors.

EMPLOYMENT OF OUR FLEET

We actively manage the deployment of our owned fleet on time charters, which generally can last up to several years, and on spot or voyage charters. We currently charter six of our vessels on medium to long-term time charters with an average remaining term of approximately 0.78 years and seven of our vessels on short-term time charters, which are considered to be employed in the spot market due to the short duration of the charter agreements. All of the vessels that we manage, but do not own, are managed under the same strategy as the other vessels in our initial fleet

Under time charters, the charterer pays voyage expenses such as port, canal and fuel costs. Under time, spot and voyage charters we pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, as well as for commissions. In all cases, we are responsible for the drydocking costs relating to each vessel. Our vessels operate worldwide within the trading limits imposed by our insurance terms and we do not operate our vessels in areas where United States, European Union or United Nations sanctions have been imposed.

MANAGEMENT OF THE FLEET

As of the date of this prospectus sixty-two of our sixty-four employees, through our wholly-owned subsidiaries Star Bulk Management Inc., or Star Bulk Management, and Starbulk S.A., are engaged in the day to day management of the vessels in our fleet. Our two other employees, our Chief Executive Officer and Chief Financial Officer, are also the senior management of Star Bulk Management. Star Bulk Management and Starbulk S.A. perform operational and technical management services for the vessels in our fleet, including chartering, marketing, capital expenditures, personnel, accounting, paying vessel taxes and maintaining insurance. Star Bulk Management employs such number of additional shore-based executives and employees designed to ensure the efficient performance of its activities.

Star Bulk Management, our wholly owned subsidiary, is responsible for the management of the vessels. Star Bulk Management’s responsibilities include, among other things, locating, purchasing, financing and selling vessels, deciding on capital expenditures for the vessels, paying vessels’ taxes, negotiating charters for the vessels, managing the mix of various types of charters, developing and managing the relationships with charterers and the operational and technical managers of the vessels. Star Bulk Management subcontracts certain vessel management services to Starbulk S.A.

Starbulk S.A., our wholly owned subsidiary, provides the technical and crew management of all of our vessels. Technical management includes maintenance, drydocking, repairs, insurance, regulatory and classification society compliance, arranging for and managing crews, appointing technical consultants and providing technical support.

Starbulk S.A. provides the crew and the technical management for all of our vessels and all the affiliated and unaffiliated third-party dry bulk vessels that we manage.

CREWING

Star Bulk Management is responsible for recruiting, either directly or through a technical manager or a crew manager, the senior officers and all other crew members for the vessels in our fleet including our owned vessels and the third-party vessels. Star Bulk Management has the responsibility to ensure that all seamen have the qualifications and licenses required to comply with international regulations and shipping conventions, and that the vessels are manned by experienced and competent and trained personnel. Star Bulk Management is also responsible for insuring that seafarers’ wages and terms of employment conform to international standards or to general collective bargaining agreements to allow unrestricted worldwide trading of the vessels. Star Bulk Management and Starbulk S.A. provide the crewing management for all the vessels in our fleet, including all of the third-party vessels.

RECENT AND OTHER DEVELOPMENTS

Board of Directors

In July 2013, our Board of Directors, or our Board, increased the number of directors constituting the Board to six and appointed Mr. Roger Schmitz as a Class B director, pursuant to the terms and subject to the conditions of the stock purchase agreement that we entered into in May 2013, with certain new and existing investors, to backstop our equity rights offering, that was completed in July 2013.

On September 23, 2013 at our annual general meeting of shareholders, Mr. Petros Pappas and Mr. Spyros Capralos were reelected as Class C directors to serve for a term expiring at the 2016 annual general meeting of shareholders.

Loan Agreement Amendments

During the third quarter of 2013, we entered into amended loan agreements with our lenders, based on previously negotiated term sheets signed in December 2012 and described in our Annual Report on Form 20-F filed on March 20, 2013.

Vessel Acquisitions

On July 5, 2013 we entered into agreements with Shanghai Waigaoqiao Shipbuilding Co., or SWS, for the construction of two 180,000 dwt Capesize drybulk vessels with fuel efficient specifications and expected deliveries during the fourth quarter of 2015 and the first quarter of 2016, respectively. In August, we paid the first installment of $28.8 million to SWS and the remaining amount is payable upon the delivery of each of the two Capesize drybulk vessels.

On June 7, 2013 and July 10, 2013 we entered into letters of intent, which are subject to the negotiation and execution of definitive documentation, with Japan Marine United Corporation, or JMU, for the construction of two 60,000 dwt Ultramax drybulk vessels with fuel efficient specifications and expected deliveries during 2015.

On September 23, 2013 we entered into agreements with SWS for the construction of two 208,000 dwt Newcastlemax drybulk vessels with fuel efficient specifications with expected deliveries during the first half of 2016.

On September 27, 2013, we entered into agreements with Nantong COSCO KHI Ship Engineering Co., or NACKS, for the construction of two 61,000 dwt Ultramax drybulk vessel and one 209,000 dwt Newcastlemax drybulk vessel, each with fuel efficient specifications and expected deliveries during the fourth quarter of 2015, fourth quarter of 2015 and first quarter of 2016, respectively.

The aggregate purchase price of the nine Newbuilding Vessels is $366.9 million.

Vessels under management

During the period from June 2011 to July 2013, we entered into agreements with unaffiliated third parties to provide vessel management services for three drybulk vessels, including two Panamax and one Supramax drybulk carriers, for a fixed fee of $750 per day per vessel. These agreements may be terminated by either party upon advanced written notice to the other party, which in some instances would result in a severance fee. We provide these services pursuant to the same strategy applied to the vessels in our owned fleet.

During the period from September 2012 to September 2013, we entered into agreements with companies controlled by Oceanbulk Shipping LLC, a company minority owned by Ms. Milena Pappas, one of our directors, to provide vessel management services for six drybulk vessels, including four Capesize and two Supramax drybulk carriers, for a fixed fee of $750 per day per vessel. These agreements may be terminated upon advanced written notice to the other party, which in some instances would result in a severance fee. We provide these services pursuant to the same strategy applied to the vessels in our owned fleet.

Common Share Issuances

On July 25, 2013, pursuant to a rights offering, approved by our Board of Directors in April 2013, we issued and sold 15,338,861 shares of common stock, which resulted in gross proceeds of $80.1 million. The net proceeds are expected to be primarily used for orders for fuel-efficient dry-bulk vessels with some of the proceeds being reserved for working capital and general corporate purposes.

In September 2013, we issued 239,333 common shares that were awarded to our directors, officers and employees under the 2011 and 2013 Equity Incentive Plan. All the newly issued shares will vest on March 21, 2014. In addition, on the same day we issued 18,667 common shares, which represented the second and the third share installments awarded to Mr. Spyros Capralos, our Chief Executive Officer, pursuant to the terms of his consultancy agreement effective February 7, 2011. The second installment vested on February 7, 2013 and the third installment will vest on February 7, 2014.

CORPORATE INFORMATION

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.starbulk.com. The information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement. We were incorporated in the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime, which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

THE OFFERING

Issuer	Star Bulk Carriers Corp.

Common shares presently outstanding	21,009,671 common shares.

Common shares to be offered by this prospectus supplement

             common shares (or              common shares, assuming the full exercise of the underwriter’s option to purchase additional shares). Certain of our existing investors, which are funds managed by Monarch Alternative Capital LP, have indicated an interest in purchasing, in the aggregate, up to $25 million worth of the shares offered by this prospectus supplement at the public offering price, but there is no agreement to purchase any of those shares.

Common shares to be outstanding immediately after this offering	common shares (or common shares, assuming the full exercise of the underwriter’s option to purchase additional shares).

Use of proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and our estimated expenses of this offering, will be approximately $         , assuming no exercise of the option to purchase additional shares granted to the underwriter, or $         million, assuming full exercise of the underwriter’s option to purchase additional shares.

We intend to use the net proceeds of this offering to partially fund the acquisition of the Newbuilding Vessels and future vessel acquisitions. To the extent that we do not use the net proceeds of this offering for vessel acquisitions, the proceeds will be used to fund our general corporate purposes, including working capital.

We refer you to the section of this prospectus supplement entitled “Use of Proceeds.”

Risk factors

You should carefully consider all of the information that is contained in or incorporated by reference into this prospectus and, in particular, you should evaluate the risks set forth under “Risk Factors” on page S-10 of this prospectus supplement before deciding to invest in the common shares.

Listing	Our common shares are listed for trading on the Nasdaq Global Select Market under the symbol “SBLK.”

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table provides our consolidated financial data and other data as of the dates and for the periods shown. Our summary consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012 are derived from our audited consolidated financial statements set forth in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 20, 2013, incorporated by reference herein. Our summary consolidated financial data presented below as of and for the six months ended June 30, 2012 and 2013 have been prepared on the same basis as our audited consolidated financial statements, are derived from our unaudited interim condensed consolidated financial statements incorporated by reference herein and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. Our interim results are not necessarily indicative of our results for the entire year or for any future periods.

The results of operations for the six months ended June 30, 2013 may not be indicative of the results that may be expected for the entire year ending December 31, 2013. The summary financial data and other data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our audited and unaudited consolidated financial statements, including the related notes thereto, incorporated by reference herein, “Management’s Discussion and Analysis of Financial Condition And Results Of Operations” included in our current report on Form 6-K filed with the Commission on September 13, 2013 and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2012, which are incorporated by reference herein.

	Year Ended December 31,			Six Months Ended June 30,
	2010	2011	2012	2012	2013
INCOME STATEMENT DATA
(Expressed in thousands of U.S. Dollars, except per share and share data)
Voyage revenues	121,042	106,912	85,684	49,670	35,362
Management fee income	—	153	478	137	456

	121,042	107,065	86,162	49,807	35,818

Voyage expenses	16,839	22,429	19,598	14,029	4,505
Vessel operating expenses	22,349	25,247	27,832	14,169	13,732
Drydocking expenses	6,576	3,096	5,663	1,026	572
Depreciation	46,937	50,224	33,045	19,197	8,070
Management fees	164	54	—	—	—
Loss / (gain) on derivative instruments, net	2,083	390	(41)	(64)	(438)
General and administrative expenses	15,404	12,455	9,320	5,337	4,709
Bad debt expense	2,131	3,139	—	—	—
Vessel impairment loss	34,947	62,020	303,219	—	—
Gain on time charter agreement termination	—	(2,010)	(6,454)	(6,454)	—
Other operational loss	—	4,050	1,226	—	562
Other operational gain	(26,648)	(9,260)	(3,507)	(140)	(1,647)
Loss on sale of vessel	—	—	3,190	3,164	81

	120,782	171,834	393,091	50,264	30,146

Operating income / (loss)	260	(64,769)	(306,929)	(457)	5,672

Interest and Finance costs	(5,916)	(5,227)	(7,838)	(4,142)	(3,794)
Interest and other income	525	744	246	139	86
Loss on debt extinguishment	—	(307)	—	—	—

Total other expenses, net	(5,391)	(4,790)	(7,592)	(4,003)	(3,708)

(Loss) / income before taxes	(5,131)	(69,559)	(314,521)	(4,460)	1,964

Income taxes	—	—	—

Net (Loss) / income	(5,131)	(69,559)	(314,521)	(4,460)	1,964

(Loss) / earnings per share, basic	$(1.25)	(14.69)	(58.32)	(0.83)	0.36
(Loss) / earnings per share, diluted	(1.25)	(14.69)	(58.32)	(0.83)	0.36
Weighted average number of shares outstanding, basic	4,099,277	4,736,485	5,393,131	5,385,359	5,414,998
Weighted average number of shares outstanding, diluted	4,099,277	4,736,485	5,393,131	5,385,359	5,443,639

	As of December 31,			As of June 30,
	2010	2011	2012	2012	2013
BALANCE SHEET DATA (at period end)
(Expressed in thousands of U.S. Dollars)
Cash and cash equivalents	12,824	15,072	12,950	17,731	18,330
Total assets	703,250	717,928	354,706	681,589	328,613
Current liabilities, including current portion of long term debt	43,235	52,154	42,450	48,089	27,845
Total long term debt, excluding current portion	171,044	231,466	195,348	205,476	181,267
Common stock	42	54	54	54	54
Stockholders’ equity	488,252	434,213	116,746	427,878	119,310
Total liabilities and stockholders’ equity	703,250	717,928	354,706	681,589	328,613

	Year Ended December 31,			Six Months Ended June 30,
	2010	2011	2012	2012	2013

OTHER FINANCIAL DATA
(Expressed in thousands of U.S. Dollars)
Dividends declared and paid ( $3.0, $3.0, $0.68 and $0.45 per share, respectively)	12,385	14,391	3,631	2,416	—
Net cash provided by operating activities	87,949	50,604	18,999	19,354	14,962
Net cash (used in)/ provided by investing activities	(60,151)	(122,337)	25,488	10,609	16,290
Net cash (used in) / provided by financing activities	(55,116)	73,981	(46,609)	(27,304)	(25,872)

FLEET DATA
Average number of vessels(1)	10.81	12.26	14.19	14.40	13.60
Total ownership days for fleet(2)	3,945	4,475	5,192	2,616	2,454
Total available days for fleet(3)	3,847	4,377	4,875	2,547	2,454
Total voyage days for fleet(4)	3,829	4,336	4,708	2,468	2,378
Fleet utilization(5)	99%	99%	97%	97%	97%

AVERAGE DAILY RESULTS (In U.S. Dollars)
Time charter equivalent(6)	26,859	19,989	15,390	15,724	14,301
Vessel operating expenses	5,665	5,642	5,361	5,416	5,596
Management fees	41	12	—	—	—
General and administrative expenses	3,904	2,783	1,795	2,040	1,919

(1)	Average number of vessels is the number of vessels that comprised our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.
(2)	Ownership days are the total calendar days each vessel in the fleet was owned by us for the relevant period.
(3)	Available days for the fleet are the ownership days after subtracting for off-hire days as a result of major repairs, dry-docking or special or intermediate surveys.
(4)	Voyage days are the total days the vessels were in our possession for the relevant period after subtracting all off-hire days incurred for any reason (including off-hire for dry-docking, major repairs, special or intermediate surveys or transfer of ownership).
(5)	Fleet utilization is calculated by dividing voyage days by available days for the relevant period.
(6)	Represents the weighted average time charter equivalent, or TCE, of our entire fleet. TCE rate is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE rate is determined by dividing voyage revenues (net of voyage expenses and amortization of fair value of above/below market acquired time charter agreements) by voyage days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE rate is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods. We included under the heading “Average Daily Results” TCE revenues, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with voyage revenues, the most directly comparable U.S. GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of TCE may not be comparable to that reported by other companies. Please see the reconciliation of the time charter equivalent rate on the table below.

The following table reflects the calculation of our TCE rates and reconciliation of TCE revenue to voyage revenue, as reflected in the consolidated statement of operations, which is the most directly comparable U.S GAAP measure:

	Year Ended December 31,			Six Months Ended June 30,
	2010	2011	2012	2012	2013
(Expressed n thousands of U.S. Dollars, except as otherwise stated)
Voyage revenues	121,042	106,912	85,684	49,670	35,362
Less:
Voyage expenses	(16,839)	(22,429)	(19,598)	(14,029)	(4,505)
Amortization of fair value of below/above market acquired time charter agreements	(1,360)	2,187	6,369	3,167	3,150

Time Charter equivalent revenues	102,843	86,670	72,455	38,808	34,007

Voyage days for fleet	3,829	4,336	4,708	2,468	2,378
Time charter equivalent (TCE) rate (in U.S. Dollars)	26,859	19,988	15,390	15,724	14,301

RISK FACTORS

An investment in our common shares involves a high degree of risk, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein.

This prospectus supplement does not describe all of the risks of an investment in the common shares. You should consult your own financial and legal advisors about the risks entailed by an investment in the common shares and the suitability of your investment in the common shares in light of your particular circumstances. Before you decide to invest in our securities, you should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in the accompanying prospectus and in our annual report for the year ended December 31, 2012 on Form 20-F, filed with the Commission on March 20, 2013. In addition, you should carefully consider the risk set forth below, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the sections entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus for discussions of these other filings.

We may use the net proceeds of this offering for purposes with which you do not agree.

We intend to use a portion of the net proceeds from this offering to partially fund the acquisition of the Newbuilding Vessels. To the extent that we are not able to acquire the Newbuilding Vessels on terms that are acceptable to us or at all, we may use the net proceeds for other purposes. If we do not acquire the Newbuilding Vessels, we may use the net proceeds of this offering for purposes with which you do not agree. Please see “Use of Proceeds.”

Charter hire rates for drybulk vessels are volatile and have declined significantly since their historic highs and may remain at low levels or decrease in the future, which may adversely affect our earnings, revenue and profitability and our ability to comply with our loan covenants.

The drybulk shipping industry is cyclical with high volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of drybulk vessels has varied widely; however, the continued downturn in the drybulk charter market has severely affected the entire drybulk shipping industry and charter hire rates for drybulk vessels have declined significantly from historically high levels. The Baltic Dry Index, or the BDI, a daily average of charter rates for key drybulk routes published by the Baltic Exchange Limited, which has long been viewed as the main benchmark to monitor the movements of the drybulk vessel charter market and the performance of the entire drybulk shipping market, declined 94% in 2008 from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and has remained volatile since then. The BDI recorded a record low of 647 in February 2012. While the BDI has increased from these low levels and has floated between 700 and 2,127 from December 2012 through and including September 25, 2013, there can be no assurance that the drybulk charter market will continue to increase and the market could decline.

Fluctuations in charter rates result from changes in the supply of and demand for vessel capacity and changes in the supply of and demand for the major commodities carried by water internationally. Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. Since a substantial portion of our vessels are or will be employed in the spot market we will be exposed to the cyclicality and volatility of the spot market. We may be unable to keep our vessels fully employed in these short-term markets or charter rates available in the spot market may be insufficient to enable our vessels to be operated profitably. A significant decrease in charter rates would affect asset values and adversely affect our profitability, cash flows and ability to comply with the covenants in our credit facilities.

Factors that influence demand for drybulk vessel capacity include:

•	supply of and demand for energy resources, commodities and industrial products;

•	changes in the exploration or production of energy resources, commodities, consumer and industrial products;

•	the location of regional and global exploration, production and manufacturing facilities;

•	the location of consuming regions for energy resources, commodities, consumer and industrial products;

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts and terrorist activities; embargoes and strikes;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

Factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	port and canal congestion;

•	the scrapping of older vessels;

•	vessel casualties; and

•	the number of vessels that are out of service, namely those that are laid-up, drydocked, awaiting repairs or otherwise not available for hire.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing drybulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our drybulk vessels will be dependent upon economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk fleet and the sources and supply of drybulk cargo to be transported by sea. Given the number of new drybulk carriers currently on order with the shipyards, the capacity of the global drybulk carrier fleet seems likely to increase and there can be no assurance as to the timing or extent of future economic growth. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

Our management of third party vessels, including some owned by entities affiliated with certain of our directors, could create competition for commercial opportunities and the potential for conflicts of interest.

We currently provide vessel management services to nine drybulk carriers owned by third parties, including six vessels owned by entities affiliated with the OceanBulk Group, which was founded by and is affiliated with our Chairman, Mr. Petros Pappas, and his daughter, Mrs. Milena-Maria Pappas, one of our directors. We manage these vessels under the same strategy as our owned vessels. We receive $750 per vessel per day management fees for such management services, and do not share in any revenue or profits from the chartering of such vessels which are received by the third party owners, including the entities affiliated with our directors as noted above.

An over-supply of drybulk carrier capacity may prolong or further depress the current low charter rates, which may limit our ability to operate our drybulk carriers profitably.

The supply of drybulk vessels has increased significantly since the beginning of 2006. Although the number of drybulk carriers on order has declined from the historic highs in recent years, there remains a substantial amount of capacity on order. Supply growth has been outpacing vessel demand growth over the past few years causing downward pressure on charter rates. Until the new supply is fully absorbed by the market, charter rates may continue to be under pressure due to vessel supply in the near to medium term.

We are exposed to volatility in the London Interbank Offered Rate, or LIBOR, and have selectively entered into derivative contracts, which can result in higher than market interest rates and charges against our income.

As of September 30, 2013, we had $84.6 million in cash, including restricted cash and outstanding borrowings of $194.4 million, all of which are secured by the vessels in our fleet. Our secured credit facilities are advanced at a floating rate based on LIBOR, which has been stable, but was volatile in prior years, which can affect the amount of interest payable on our debt, and which, in turn, could have an adverse effect on our earnings and cash flow. In addition, in recent years, LIBOR has been at relatively low levels, and may rise in the future as the current low interest rate environment comes to an end. Our financial condition could be materially adversely affected at any time that we have not entered into interest rate hedging arrangements to hedge our exposure to the interest rates applicable to our credit facilities and any other financing arrangements we may enter into in the future, including those we enter into to finance a portion of the amounts payable with respect to newbuildings. Moreover, even if we have entered into interest rate swaps or other derivative instruments for purposes of managing our interest rate exposure, our hedging strategies may not be effective and we may incur substantial losses.

We have selectively entered into derivative contracts which will be effective in the second half of 2014 to fix our forward interest rate on $55.5 million of our outstanding indebtedness at an average rate of 1.71%. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. The derivatives strategies that we employ in the future may not be successful or effective, and we could, as a result, incur substantial additional interest costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our current report on Form 6-K filed with the Commission on September 13, 2013, which is incorporated by referenced herein, for a description of our interest rate swap arrangements.

We may be unable to comply with the covenants contained in our loan agreements, which would affect our ability to conduct our business.

Our loan agreements for our borrowings, which are secured by mortgages on our vessels, contain various financial and other covenants. Among those covenants are requirements that relate to our financial position, operating performance and liquidity.

The market value of drybulk vessels is sensitive, among other things, to changes in the drybulk charter market, with vessel values deteriorating in times when drybulk charter rates are falling and improving when charter rates are anticipated to rise. The current low charter rates in the drybulk market, along with the oversupply of drybulk carriers and the prevailing difficulty in obtaining financing for vessel purchases, have adversely affected drybulk vessel values, including the vessels in our fleet. As a result, we may not meet certain minimum asset coverage ratios and other financial ratios which are included in our loan agreements.

If we are not in compliance with our covenants and we are not able to obtain covenant waivers or modifications, our lenders could require us to post additional collateral, enhance our equity and liquidity, increase our interest payments or pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, or they could accelerate our indebtedness, which would impair our ability to continue to conduct our business. If our indebtedness is accelerated, we might not be able to refinance our debt or obtain additional financing and could lose our vessels if our lenders foreclose their liens. In addition, if we find it necessary to sell our vessels at a time when vessel prices are low, we will recognize losses and a reduction in our earnings, which could affect our ability to raise additional capital necessary for us to comply with our loan agreements.

During the third quarter of 2013, we entered into amended loan agreements with our lenders, based on previously negotiated term sheets signed in December 2012. These amended loan agreements contain certain financial and other covenants that we are required to meet on certain testing dates. These covenants will begin to gradually return to higher levels than currently apply. The terms of our amended loan agreements are more fully described in our Annual Report on Form 20-F filed on March 20, 2013.

Certain of our loan agreements also require that members of the Pappas family at all times own at least 5% of our outstanding capital stock and Mr. Petros Pappas continue to be the non-executive Chairman of the board. Mr. Petros Pappas was recently re-elected as a director of the Board to serve until the 2016 annual meeting of shareholders. In addition, we have agreed with certain of our lenders to increase our vessel management services to cover at least 10 third-party vessels by December 31, 2013. As of December 31, 2012 and June 30, 2013, we were in compliance with the amended financial and other covenants.

Currently, we are prohibited from paying dividends under our loan agreements and we may be unable to pay dividends in the future.

Under the terms of our recently agreed amendments to our loan agreements, we are prohibited from paying dividends until the later of (i) December 31, 2014, (ii) the repayment of the deferred amounts under our Commerzbank AG credit facilities, and (iii) complying with the original terms of our Credit Agricole credit facility dated May 20, 2013. In general, when dividends are paid, they are distributed on a quarterly basis from our operating surplus, in amounts that allow us to retain a portion of our cash flows to fund vessel or fleet acquisitions and for debt repayment and other corporate purposes, as determined by our management and board of directors.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our board of directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends, or if there is no surplus, dividends may be declared or paid out of net profits for the fiscal year.

A significant amount of our common shares are concentrated in the ownership of investment funds controlled by Oaktree Capital Management L.P., or Oaktree, and investment funds controlled by Monarch Alternative Capital LP, or Monarch, whose interests may not coincide with yours.

In connection with our equity rights offering that was completed in July 2013, Oaktree and Monarch each acquired common shares representing approximately 18.5% of our issued and outstanding common shares. In connection with the equity rights offering we agreed with Oaktree and Monarch that each may appoint, subject to the approval of the Company’s nominating committee, one individual for election to our board of directors as a Class B director. In July 2013, we appointed Mr. Roger Schmitz, the Monarch nominee, to our board of directors. Oaktree may designate a nominee to our board of directors during 2013.

Oaktree and Monarch could have considerable influence on our corporate affairs and your interests as a holder of our common shares may differ from the interests of Oaktree and Monarch.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and our estimated expenses of this offering, will be approximately $        , assuming no exercise of the option to purchase additional shares granted to the underwriter, or $         million, assuming full exercise of the underwriter’s option to purchase additional shares.

We intend to use the net proceeds of this offering to partially fund the acquisition of the Newbuilding Vessels and future vessel acquisitions. To the extent that we do not use the net proceeds of this offering for vessel acquisitions, the proceeds will be used to fund our general corporate purposes, including working capital.

We cannot assure you that we will complete the purchase of the Newbuilding Vessels and we may use the proceeds of this offering for purposes with which you do not agree. See “Risk Factors—We may use the net proceeds of this offering for purposes with which you do not agree” in this prospectus supplement.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013, on

•	An Actual basis;

•	An As Adjusted basis, as of October 1, 2013, to give effect to:

•	Scheduled loan repayments of $ 4.1 million;

•

The issuance and sale of 15,338,861 common shares on July 25, 2013, pursuant to a rights offering, approved by our Board of Directors in April 2013, which resulted in net proceeds of $78.0 million, after deducting the offering expenses of $2.0 million;

•	The issuance in September 2013, of 239,333 shares that were awarded to our directors, officers and employees. All the newly issued shares will vest on March 21, 2014; and

•

The issuance in September 2013, of 18,667 shares which represent the second and the third installment awarded to Mr. Spyros Capralos, our Chief Executive Officer, pursuant to the terms of his consultancy agreement effective February 7, 2011, the second installment vested on February 7, 2013 and the third installment will vest on February 7, 2014.

•	and on an As Further Adjusted to give effect to the sale of common shares in this offering

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalization or special dividends since June 30, 2013. This table should be read in conjunction with the section of this prospectus supplement entitled “Use of Proceeds,” the unaudited condensed consolidated financial statements and the related notes for the six months ended June 30, 2013, included in our Report on Form 6-K filed with the Commission on September 13, 2013 and incorporated by reference herein, and the consolidated financial statements and related notes included in our annual report for the year ended December 31, 2012 on Form 20-F filed with the Commission on March 20, 2013 and incorporated by reference herein.

	As of June 30, 2013
	Actual	As Adjusted	As Further Adjusted
	(dollars in thousands except per share and share data)
Capitalization:
Total debt (including current portion)(1)	$198,513	$194,424	$

Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, actual, as adjusted and as further adjusted	—	—
Common shares, $0.01 par value; 300,000,000 shares authorized; 5,412,810 shares issued and outstanding actual, 21,009,671 shares issued and outstanding as adjusted, and shares issued and outstanding as further adjusted(2)	54	210
Additional paid-in capital	521,546	599,423
Accumulated deficit	(402,290)	(402,290)

Total shareholders’ equity	119,310	197,343

Total capitalization	$317,823	$391,767	$

(1)	All of our debt is secured.
(2)	Does not include 2,093 common shares reserved for issuance under our 2013 Equity Incentive Plan.

DIVIDEND POLICY

Under the terms of our recently agreed amendments to our loan agreements, we are prohibited from paying dividends until the later of (i) December 31, 2014, (ii) the repayment of the deferred amounts under our Commerzbank AG credit facilities, and (iii) complying with the original terms of our Credit Agricole credit facility. In general, when dividends are paid, they are distributed on a quarterly basis from our operating surplus, in amounts that allow us to retain a portion of our cash flows to fund vessel or fleet acquisitions and for debt repayment and other corporate purposes, as determined by our management and board of directors.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our board of directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. See “Risk Factors—”Currently, we are prohibited from paying dividends under our loan agreements and we may be unable to pay dividends in the future” in this prospectus supplement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information as of the date of this prospectus regarding the ownership of our common shares with respect to each shareholder, who we know to beneficially own more than five percent of our outstanding common shares, and our directors and executive officers.

	Common Shares
Beneficial Owner	Amount	Percentage(1)
Oaktree Value Opportunities Fund, L.P.(2)	3,865,888	18.4%
Monarch Alternative Solutions Master Fund Ltd(3)	112,497	*
Monarch Capital Master Partners II A LP(3)	983,482	4.7%
Monarch Capital Master Partners II LP(3)	44,071	*
Monarch Debt Recovery Master Fund Ltd(3)	1,596,999	7.6%
Monarch Opportunities Master Fund Ltd(3)	944,823	4.5%
P Monarch Recovery Ltd(3)	184,016	*
Milena Maria Pappas	975,335	4.6%
Tom Softeland	104,400	*
Spyros Capralos	97,531	*
Koert Erhardt	83,647	*
Simos Spyrou	36,984	*

(1)	Percentage amounts based on 21,009,671 common shares outstanding as of the date of this prospectus and does not give effect to this offering.
(2)	Based on information obtained in a schedule 13D filed with the commission on August 5, 2013 filed by Oaktree Capital Management, L.P., the investment adviser to a variety of funds including, without limitation, Oaktree Value Opportunities Fund, L.P., which has a business address of 333 S. Grand Avenue, 30th Floor, Los Angeles, CA 90071.
(3)	Based on information obtained in a schedule 13D filed with the commission on August 5, 2013 filed by Monarch Alternative Capital LP, the investment adviser to a variety of funds including, Monarch Alternative Solutions Master Fund Ltd., Monarch Capital Master Partners II A LP, Monarch Capital Master Partners II LP, Monarch Debt Recovery Master Fund Ltd., Monarch Opportunities Master Fund Ltd. and P Monarch Recovery Ltd. (collectively, the “Monarch Selling Shareholders”). The business address of the Monarch Selling Shareholders is 535 Madison Avenue, New York, New York, 10022
*	Less than 1%.

PRICE RANGE OF OUR COMMON SHARES

Since December 3, 2007 our common shares have traded on the Nasdaq Global Select Market under the symbol “SBLK”. You should carefully review the high and low prices of Star Bulk common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference herein.

The table below sets forth the high and low prices for each of the periods indicated for our common shares reported by Nasdaq.

Period	High	Low
For the Quarter Ended
March 31, 2013	$7.39	$5.75
June 30, 2013	$7.73	$5.44

For the Month
September (through September 30, 2013)	$11.07	$8.36
August 2013	$8.63	$6.05
July 2013	$6.35	$5.38
June 2013	$5.81	$5.44
May 2013	$7.73	$5.85
April 2013	$7.35	$6.00
March 2013	$7.18	$5.75

TAX CONSIDERATIONS

You should carefully read the discussion of the principal U.S. federal income tax and Marshall Islands tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section of our annual report on Form 20-F for the year ended December 31, 2012 entitled “Item 10. Additional Information—Taxation,” that may be relevant to an investment decision in our common shares.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriter or underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of common shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC

Total

The underwriter or underwriters and the representative are collectively referred to as the “underwriter” and the “representative,” respectively. The underwriter is offering the common shares subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the common shares offered by this prospectus supplement if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s option to purchase additional shares described below.

The underwriter initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of our common shares, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to              additional common shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts. To the extent the option is exercised, the underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional              common shares.

	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discounts paid by us(1)
Proceeds, before expenses, to us

(1)	We have also agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc., or FINRA, which reimbursed amounts are deemed underwriting compensation by FINRA.

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $425,000, including up to $15,000 that we have agreed to reimburse the underwriter for expenses relating to clearance of this offering with FINRA.

Our common shares are listed on the Nasdaq Global Select Market under the trading symbol “SBLK.”

Each of our officers and directors have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our common shares or other securities convertible into or exchangeable or exercisable for our common shares or derivatives of our common shares owned by these persons prior to this offering or common shares issuable upon exercise of options or warrants held by these persons for a period of 90 days after the date of this prospectus supplement without the prior written consent of Morgan Stanley & Co. LLC. This consent may be given at any time without public notice. We have entered into a similar agreement with the representative of the underwriters. There are no agreements between the representatives and any of our shareholders releasing them from these lock-up agreements prior to the expiration of the 90-day period.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period.

In order to facilitate the offering of the common shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares. Specifically, the underwriter may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under its option to purchase additional shares. The underwriter can close out a covered short sale by exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under its option to purchase additional shares. The underwriter may also sell shares in excess of their option to purchase additional shares, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, our common shares in the open market to stabilize the price of our common shares. These activities may raise or maintain the market price of our common shares above independent market levels or prevent or retard a decline in the market price of our common shares. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriter, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common shares to the underwriter for sale to its online brokerage account holders. Internet distributions will be allocated by the representative to the underwriter that may make Internet distributions on the same basis as other allocations.

The underwriter and their affiliates may have and may from time to time in the future perform investment banking and advisory services for us and our affiliates in the ordinary course of business for which they may have and may in the future receive customary fees and expenses.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our common shares to be offered so as to enable an investor to decide to purchase any of our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common shares in, from or otherwise involving the United Kingdom.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities offered hereby, all of which will be paid by us.

Commission registration fee	$22,634	*
FINRA filing fee	$39,336

Legal fees and expenses	$150,000

Accounting fees and expenses	$80,000

Printing and engraving expenses	$80,000

Miscellaneous	$53,030

Total	$425,000

*	Previously paid.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain matters of U.S. and New York law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriter has been represented by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Star Bulk Carriers Corp. appearing in Star Bulk Carriers Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2012 and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 11th km National Road Athens-Lamia, 14451, Metamorphosi Athens, Greece.

The consolidated balance sheet of Star Bulk Carriers Corp. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2011 have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A. are located at Fragoklissias 3a & Granikou Street, Marousi, Athens 151 25, Greece.

$250,000,000

Common Shares, Preferred Shares, Debt Securities,

Warrants, Purchase Contracts, Rights and Units

and

up to 7,286,742 of our Common Shares

offered by Selling Shareholders

STAR BULK CARRIERS CORP.

Through this prospectus, we may periodically offer:

(1)	common shares;

(2)	preferred shares;

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries;

(4)	our warrants;

(5)	our purchase contracts;

(6)	rights; and

(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $250,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholders named in this prospectus may sell in one or more offerings pursuant to this registration statement up to 7,286,742 of our common shares that were previously acquired in private transactions. The selling shareholders may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the selling shareholders and the times and manners in which they may offer and sell our common shares is described under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

Our common shares are listed on the Nasdaq Global Select Market under the symbol “SBLK.”

An investment in these securities involves risks. See the section entitled “Risk Factors” on page 5 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2012

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities and the related guarantees, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. In addition, the selling shareholders may sell in one or more offerings pursuant to this registration statement up to an aggregate of 7,286,742 of our common shares. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. We will provide updated information if required whenever we or a selling shareholder offers our securities pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained in or incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus, including the section entitled “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011, which was filed with the Commission on March 27, 2012.

Unless expressly stated otherwise, all references in this prospectus to “we,” “us,” “our,” the “Company” or similar references mean Star Bulk Carriers Corp. and its subsidiaries. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are an international company providing worldwide transportation of drybulk commodities through our vessel-owning subsidiaries for a broad range of customers of major bulks, such as, coal, iron ore, and grains, and minor bulks, such as, bauxite, phosphate, fertilizers and steel products. We were incorporated in the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

We currently own and operate a fleet of 14 vessels consisting of six Capesize drybulk carriers and eight Supramax drybulk carriers with an average age of 10.3 years and a combined cargo carrying capacity of approximately 1,475,005 dwt. We currently employ seven of our vessels on medium- to long-term time charters with an average remaining term of approximately 2.6 years, six of our vessels on short-term time charters and one of our vessels on a voyage charter. We consider our vessels on short-term and voyage charters to be employed in the spot market.

Our Fleet

The following table presents certain information concerning our fleet as of June 28, 2012:

Vessel Name	Vessel Type	Size (dwt.)	Year Built	Daily Gross Hire Rate		Type/ Month of Contract Expiry

Star Aurora	Capesize	171,199	2000		$27,500	Time charter/July 2013

Star Big	Capesize	168,404	1996		$25,000	Time charter/November 2015

Star Borealis	Capesize	179,678	2011		$24,750	Time charter/July 2021

Star Mega	Capesize	170,631	1994		$24,500	Time charter/August 2014

Star Polaris(1)	Capesize	179,546	2011		$16,500	Time charter/October 2013

Star Sigma(2)(4)	Capesize	184,403	1991	$	Freight 20.90/mt	Voyage charter/July 2012

Star Cosmo(2)	Supramax	52,247	2005		$11,750	Time charter/July 2012

Star Delta(2)	Supramax	52,434	2000		$11,000	Time charter/July 2012

Star Epsilon(2)	Supramax	52,402	2001		$12,000	Time charter/August, 2012

Star Gamma(3)	Supramax	53,098	2002		$14,050	Time charter/July 2013

Star Kappa	Supramax	52,055	2001		$12,500	Time charter/October 2012

Star Omicron(2)	Supramax	53,489	2005		$11,000	Time charter/July 2012

Star Theta(2)	Supramax	52,425	2003		$14,100	Time charter/September 2012

Star Zeta(2)	Supramax	52,994	2003		$11,750	Time charter/September 2012

1.	Our charterer has an option to extend this time charter for one year at a gross daily rate of $19,000.
2.	For the purposes of this prospectus, we consider these vessels to be employed in the spot market as a result of the short expiry of their current charters.
3.	Our charterer has an option to extend this time charter for one year at a gross daily rate of $15,500.
4.	The Star Sigma is scheduled to transport 177,320 metric tons under the voyage charter.

Loan Covenants

Under our $120.0 million loan agreement with Commerzbank AG, we are subject to customary covenants, including one to maintain a ratio of the market value of the vessels mortgaged as collateral to the outstanding borrowings of not less 135%. We determined that as of December 31, 2011, the market value of the vessels mortgaged under the loan agreement was less than 135% of the amount of those borrowings as required. On January 30, 2012, we paid our next regularly scheduled quarterly payment of $2.75 million and as a result maintained the required ratio of the market value of the vessels mortgaged as collateral to the outstanding borrowings of not less than 135%.

We determined as of December 31, 2011 that the market value of the vessels mortgaged under our $31.0 million loan agreement with ABN AMRO Bank was less than the minimum required security cover, which requires the value of the mortgaged vessel plus any additional security to be at least 135% of outstanding borrowings. On January 26, 2012, we entered into an agreement with ABN AMRO Bank to amend (i) the minimum required security cover covenant from 135% to 100% and (ii) the leverage ratio, which is defined as the total liabilities of the borrower over the market value of all vessels owned, increased from 70% to 75%. Both amendments cover the period from January 26, 2012 to January 31, 2013. In addition, the interest margin was increased from 2.9% to 3.4% per annum during this period.

Management of the Fleet

We actively manage the deployment of our fleet on time charters, which generally can last up to several years, and on spot or voyage charters. We currently employ seven of our vessels on medium to long term time charters with an average remaining term of approximately 2.6 years, and seven of our vessels in the spot market. Under time charters, the charterer pays voyage expenses such as port, canal and fuel costs. Under time, spot and voyage charters we pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, as well as for commissions. In all cases, we are responsible for the drydocking costs relating to each vessel. Our vessels operate worldwide within the trading limits imposed by our insurance terms and we do not operate our vessels in areas where United States, European Union or United Nations sanctions have been imposed.

As of June 28, 2012, we had fifty-three employees. Fifty-one of our employees, through Star Bulk Management Inc., or Star Bulk Management, and Starbulk S.A., were engaged in the day to day management of the vessels in our fleet. Star Bulk Management and Starbulk S.A. perform operational and technical management services for the vessels in our fleet, including chartering, marketing, capital expenditures, personnel, accounting, paying vessel taxes and maintaining insurance. Our Chief Executive Officer and Chief Financial Officer are also the senior management of Star Bulk Management. Star Bulk Management employs such number of additional shore-based executives and employees designed to ensure the efficient performance of its activities.

We reimburse and/or advance funds as necessary to Star Bulk Management and Starbulk S.A. in order for our managers to conduct their activities and discharge their obligations, at cost. We also maintain working capital reserves as may be agreed between us and Star Bulk Management from time to time.

Star Bulk Management, our wholly owned subsidiary, is responsible for the management of the vessels. Star Bulk Management’s responsibilities include, inter alia, locating, purchasing, financing and selling vessels, deciding on capital expenditures for the vessels, paying vessels’ taxes, negotiating charters for the vessels, managing the mix of various types of charters, developing and managing the relationships with charterers and the operational and technical managers of the vessels. Star Bulk Management subcontracts certain vessel management services to Star Bulk S.A.

Starbulk S.A., our wholly owned subsidiary, provides the technical and crew management of all of our vessels. Technical management includes maintenance, drydocking, repairs, insurance, regulatory and classification society compliance, arranging for and managing crews, appointing technical consultants and providing technical support. Prior to June 30, 2011, the technical and crew management for the Star Cosmo was provided by Union Commercial Inc., an unaffiliated ship management company. The agreement with Union Commercial was terminated on June 30, 2011. From June 30, 2011 onwards Star Bulk S.A. provides the crew and the technical management for all of our vessels.

On May 12, 2011, Starbulk S.A. entered into an agreement with Serenity Maritime Inc., an unaffiliated Marshall Islands company, for the commercial and technical management of the Serenity I, a 2006 built Supramax drybulk carrier formerly managed by Combine Marine Inc., a company founded by our Chairman. Pursuant to the terms of this management agreement, we receive a fixed management fee of $750 per day for a one year term beginning on June 11, 2011 that will extend thereafter until terminated by either party upon two months prior written notice. This vessel is managed under the same strategy as the other vessels in our fleet.

Crewing

Star Bulk Management is responsible for recruiting, either directly or through a technical manager or a crew manager, the senior officers and all other crew members for the vessels in our fleet. Star Bulk Management has the responsibility to ensure that all seamen have the qualifications and licenses required to comply with international regulations and shipping conventions, and that the vessels are manned by experienced and competent and trained personnel. Star Bulk Management is also responsible for insuring that seafarers’ wages and terms of employment conform to international standards or to general collective bargaining agreements to allow unrestricted worldwide trading of the vessels. Since January 19, 2010, Star Bulk Management and Starbulk S.A., our wholly owned subsidiaries, gradually started to provide in-house crewing management to our vessels. From June 30, 2011 onwards, Star Bulk Management and Starbulk S.A. provide the crewing management for all of our vessels.

Recent Developments

The Company received written notification from The NASDAQ Stock Market LLC (“Nasdaq”) dated May 2, 2012 indicating that because the closing bid price of the Company’s common stock for the previous 30 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Global Select Market, the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1). The applicable grace period to regain compliance is 180 days.

This notification has no effect on the listing of the Company’s common stock at this time. The Company intends to monitor the closing bid price of its common stock between now and October 29, 2012 and is considering its options in order to regain compliance with the Nasdaq minimum bid price requirement.

On May 9, 2012, the audit committee of the board of directors approved and signed the engagement letter appointing Ernst & Young (Hellas) Certified Auditors—Accountants S.A., or Ernst & Young, as the Company’s independent registered public accounting firm for the year ending December 31, 2012. A resolution ratifying such appointment will be included in the proposals for the Company’s next annual general meeting of shareholders. The audit committee approved the engagement of Ernst & Young following the expiration of the engagement letter with the Company’s previous independent registered public accounting firm, Deloitte, Hadjipavlou, Sofianos & Cambanis S.A., or Deloitte.

Corporate Structure

Star Maritime was organized under the laws of the State of Delaware on May 13, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or similar business combination, one or more assets or target businesses in the shipping industry. Star Maritime’s common stock and warrants started trading on the American Stock Exchange under the symbols, SEA and SEA.WS, respectively, on December 21, 2005. Star Bulk was incorporated in the Republic of the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime.

On November 27, 2007, Star Maritime obtained shareholder approval for the acquisition of the initial fleet of eight drybulk carriers and for effecting a redomiciliation merger whereby Star Maritime merged with and into its wholly owned subsidiary at the time Star Bulk with Star Bulk as the surviving entity, or the Redomiciliation Merger. The Redomiciliation Merger was completed on November 30, 2007 as a result of which each outstanding share of Star Maritime common stock was converted into the right to receive one share of Star Bulk common stock and each outstanding warrant of Star Maritime was assumed by Star Bulk with the same terms and restrictions except that each became exercisable for common stock of Star Bulk. We commenced operations on December 3, 2007, which is the date we took delivery of our first vessel. During the period from Star Maritime’s inception on May 13, 2005 to December 3, 2007, we were a development stage enterprise.

We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands.

We maintain our principal executive offices at c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi 15124, Athens, Greece. Our telephone number at that address is 011-30-210-617-8400. We also maintain a website at www.starbulk.com. Information contained on our website does not constitute part of this prospectus.

The Securities We or the Selling Shareholders May Offer

We may use this prospectus to offer up to $250,000,000 of our:

•	common shares;

•	preferred shares;

•	debt securities, which may be guaranteed by one or more of our subsidiaries;

•	warrants;

•	purchase contracts;

•	rights; and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

In addition, the selling shareholders named in this prospectus may sell in one or more offerings pursuant to this registration statement up to an aggregate of 7,286,742 of our common shares that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Commission on March 27, 2012, and the other documents that are incorporated by reference in this prospectus, including the section entitled “Item 3. Key Information—D. Risk Factors” in future Annual Reports that summarize the risks that may materially affect our business, before making an investment in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

Our common stock could be delisted from the NASDAQ Global Select Market, which could negatively impact the price of our common stock and our ability to access the capital markets.

Our common stock is currently listed on the NASDAQ Global Select Market. Our ability to retain our listing is contingent upon compliance with NASDAQ listing requirements. The listing standards of the NASDAQ Global Select Market provide, among other things, that a company may be delisted if the bid price of its stock drops below $1.00 for a period of 30 consecutive business days.

On May 2, 2012, we were notified by NASDAQ that we were no longer in compliance with NASDAQ Listing Rule 5450(a)(1) because the closing bid price of our common stock for 30 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on the NASDAQ Global Select Market. The applicable grace period to regain compliance is 180 days. This notification has no effect on the listing of the Company’s common stock at this time. The Company intends to monitor the closing bid price of its common stock between now and October 29, 2012 and is considering its options in order to regain compliance with the Nasdaq minimum bid price requirement.

However, if the closing bid price of our common stock does not reach $1.00 per share for ten consecutive business days, our common stock listing may be moved to the NASDAQ Capital Market, which is a lower tier market, or our common stock may be delisted and traded on the over-the-counter bulletin board network. Moving our listing to the NASDAQ Capital Market could adversely affect the liquidity of our common stock and the delisting of our common stock would significantly affect the ability of investors to trade our securities and could significantly negatively affect the value of our common stock. In addition, the delisting of our common stock could further depress our stock price and materially adversely affect our ability to raise further capital on terms acceptable to us, or at all. Delisting from NASDAQ could also have other negative results, including the potential loss of confidence by suppliers and employees, the loss of institutional investor interest and fewer business development opportunities.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include; (i) the strength of world economies; (ii) fluctuations in currencies and interest rates; (iii) general market conditions, including fluctuations in charterhire rates and vessel values; (iv) changes in demand in the drybulk shipping industry, including the market for our vessels; (v) changes in the Company’s operating expenses, including bunker prices, drydocking and insurance costs; (vi) changes in governmental rules and regulations or actions taken by regulatory authorities; (vii) potential liability from pending or future litigation; (viii) general domestic and international political conditions; (ix) potential disruption of shipping routes due to accidents or political events; (x) the availability of financing and refinancing; (xi) vessel breakdowns and instances of off-hire; and (xii) other important factors described from time to time in the reports filed by the Company with the the Commission. The information set forth herein speaks only as of the date hereof, and the Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the section entitled “Risk Factors,” on page 5 of this prospectus for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years ended December 31(1).

(dollars in thousands)	Year Ended December 31,
	2011	2010		2009	2008		2007
Earnings:
Income (loss) before income taxes	$(69,559)	$(5,131)		$(58,415)	$133,738		$3,420
Plus:
Fixed charges	7,236	6,291		9,567	9,889		—
Amortization of capitalized interest	22	—		—	—		—
Less:
Interest capitalized	(1,901)	(644)		—	—		—

Total Earnings	$(64,202)	$516		$(48,848)	$143,627		$3,420

Fixed Charges:
Interest expensed and capitalized, including amortization and write-off of capitalized expenses relating to indebtedness	$7,236	$6,291		$9,567	$9,889		$—

Total Fixed Charges	$7,236	$6,291		$9,567	$9,889		$—

Ratio of Earnings to Fixed Charges(2).	—	0.08	x	—	14.52	x	N/A

(1)	As of June 28, 2012, we had not issued any preferred stock. Accordingly, the ratio of earnings to consolidated fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges.
(2)	Our earnings for the years ended December 31, 2011, 2010 and 2009 were inadequate to cover fixed charges. Additional earnings of $71,438, $5,775 and $58,415, respectively, would have been necessary to bring the ratio to 1.0.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we may use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel or other acquisitions or for general corporate purposes or combination thereof. We will not receive any proceeds from sales by selling shareholders.

PER SHARE MARKET PRICE INFORMATION

Since December 3, 2007, shares of our common stock have traded on the Nasdaq Global Select Market under the symbol “SBLK.” You should carefully review the high and low prices of Star Bulk common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference herein.

The table below sets forth the high and low prices for each of the periods indicated for our shares of common stock as reported by the NASDAQ Global Select Market.

	High	Low
June (through and including June 28, 2012)	$0.76	$0.71
May	$1.00	$0.71
April 2012	$1.00	$0.86
March 2012	$1.04	$0.88

CAPITALIZATION

The following table sets forth our capitalization table as of December 31, 2011, on

•	on an Actual basis; and

•	and on As adjusted basis, as of June 28 2012 to give effect to:

•	repayment of $5.5 million of debt under our $120.0 million loan agreement with Commerzbank AG;

•	repayment of $1.9 million of debt under our $26.0 million loan agreement with Commerzbank AG;

•	repayment of $2.0 million of debt under our $70.0 million loan agreement with Credit Agricole Corporate and Investment Bank;

•	repayment of $2.8 million of debt under our $31.0 million loan agreement with ABN AMRO BANK N.V.;

•	repayment of $11.9 million of debt under our $64.5 million loan agreement with HSH NORDBANK AG;

•	the issuance in April 2012 of 80,000 shares, which vested in August 2011, to our former Chief Financial Officer upon his resignation from our board of directors on August 31, 2011 pursuant to the terms of his severance agreement with us;

•	the issuance in April 2012 of 1,360,000 shares, which vested on March 30, 2012, that were awarded to certain directors, officers, and employees of the Company and its subsidiaries under our 2010 and 2011 Equity Incentive Plans, and the issuance of 140,000 shares that were awarded to Mr. Spyros Capralos, our Chief Executive Officer under the 2011 Equity Incentive Plan, pursuant to the terms of his consultancy agreement.

•	the cancellation of 925,957 treasury shares, which we repurchased during 2012, in the open market for an aggregate purchase price of $0.9 million, pursuant to the terms of our existing share repurchase plan;

•	the payment of a cash dividend of $0.015 per common share, or $1.2 million, for the three months ended December 31, 2011, which was paid on March 6, 2012 to shareholders of record as of February 28, 2012.

•	the payment of a cash dividend of $0.015 per common share, or $1.2 million, for the three months ended March 31, 2012, which was paid on June 20, 2012 to shareholders of record as of June 13, 2012.

You should read the information below in connection with the consolidated financial statements and related notes included in our annual report on Form 20-F, filed with the Commission on March 27, 2012. There have been no significant changes to our capitalization since December 31, 2011, as so adjusted.

(dollars in thousands except per share and share data)	As of December 31, 2011
	Actual	As adjusted
Capitalization:
Total debt (including current portion)(1)	266,140	242,113

Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, “Actual” and “As adjusted”.	—	—
Common shares, $0.01 par value; 300,000,000 shares authorized 80,358,360 shares issued and outstanding “Actual”, 81,012,403 shares issued and outstanding “As adjusted”	804	811
Additional paid in capital(2)	519,511	518,644
Accumulated deficit(2)	(86,102)	(88,518)

Total stockholders’ equity	434,213	430,937

Total capitalization	700,353	673,050

(1)	All of our debt is secured.
(2)	The As adjusted Additional paid in capital and the Accumulated deficit do not include the incentive plan charge from January 1, 2012 to June 28, 2012, amounting to $1.4 million.

DILUTION

Information about the amount by which the offering price of our common shares issued pursuant to this prospectus exceeds the net tangible book value per share of our common shares following such issuance will be included in a prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus and the selling shareholders may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities and the selling shareholders may sell our common shares included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by the selling shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us or the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of June 28, 2012, we were not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or any selling shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 2720.

SELLING SHAREHOLDERS

Based solely upon information furnished to us by the selling shareholders, the following table sets forth the identity and other information about the selling shareholders. The selling shareholders are offering an aggregate of up to 7,286,742 of our common shares, which were acquired in private transactions. The selling shareholders may sell some, all or none of their shares covered by this prospectus and as a result the actual number of shares that will be held by the selling shareholders upon termination of the offering may exceed the minimum number set forth in the table.

Selling Shareholder(1)	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering(2)	Total Common Shares Offered Hereby	Percentage of the Class Following the Offering
Petros Pappas (Chairman of the Board of Directors)	5,292,272	6.5%	5,292,272	0%
Koert Erhardt (Director)	393,471	*	393,471	0%
Prokopios (Akis) Tsirigakis	1,600,999	2.0%	1,600,999	0%

*	less than one percent.
(1)	The business address for each of Messrs. Petros Pappas and Koert Erhardt is c/o 40 Agiou Konstantinou Str., Maroussi 151 24, Athens, Greece and the business address for Mr. Prokopios (Akis) Tsirigakis is 90 Kifissias Avenue, Maroussi 151 25, Athens, Greece.
(2)	Based on 81,012,403 shares outstanding as of June 28, 2012.

DESCRIPTION OF CAPITAL STOCK

Authorized Share Capital

Under our second amended and restated articles of incorporation, or our Articles, our authorized capital stock consists of 300,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, none of which were issued as of June 28, 2012. All of our shares of stock are in registered form.

Common Stock

As of June 28, 2012, we had 81,012,403 common shares outstanding out of 300,000,000 shares authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Share History

Star Maritime (our predecessor), was organized under the laws of the State of Delaware on May 13, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or similar business combination, one or more assets or target businesses in the shipping industry. Following the formation of Star Maritime, our officers and directors were the holders of 9,026,924 shares of common stock representing all of our then issued and outstanding capital stock. On December 21, 2005, Star Maritime consummated its initial public offering of 18,867,500 units, at a price of $10.00 per unit, each unit consisting of one share of Star Maritime common stock and one warrant to purchase one share of Star Maritime common stock at an exercise price of $8.00 per share. In addition, Star Maritime completed during December 2005 a private placement of an aggregate of 1,132,500 units each unit consisting of one share of common stock and one warrant, to Mr. Tsirigakis, our former Chief Executive Officer and a former director, Mr. Syllantavos, our former Chief Financial Officer and a former director, Mr. Pappas our Chairman of the Board and Mr. Erhardt, one of our directors. The gross proceeds of the private placement of $11.3 million were used to pay all fees and expenses of the initial public offering and as a result, the entire gross proceeds of the initial public offering amounting to $188.7 million were deposited in a trust account maintained by American Stock Transfer & Trust Company. Star Maritime’s common stock and warrants started trading on the American Stock Exchange under the symbols, SEA and SEA.WS, respectively on December 21, 2005.

On January 12, 2007, Star Maritime and the Company entered into definitive agreements to acquire a fleet of eight drybulk carriers with a combined cargo-carrying capacity of approximately 692,000 dwt. from certain subsidiaries of TMT. These eight drybulk carriers are referred to as the initial fleet. The aggregate purchase price specified in the Master Agreement by and among the Company, Star Maritime and TMT, or the Master Agreement, for the initial fleet was $224.5 million in cash and 12,537,645 shares of our common stock, which were issued on November 30, 2007. As additional consideration for eight vessels, we agreed to issue 1,606,962 shares of our common stock to TMT in two installments as follows: (i) 803,481 additional shares of our common stock, no more than 10 business days following the filing of our Annual Report on Form 20-F for the year ended December 31, 2007, and (ii) 803,481 additional shares of our common stock, no more than 10 business days following the filing of our Annual Report on Form 20-F for the year ended December 31, 2008. The shares in respect of the first installment were issued to a nominee of TMT on July 17, 2008 and the shares in respect of the second installment were issued to a nominee of TMT on April 28, 2009.

On November 2, 2007, the Commission declared effective our joint proxy/registration statement filed on Forms F-1/F-4 and on November 27, 2007 we obtained shareholder approval for the acquisition of the initial fleet and for effecting the Redomiciliation Merger as a result of which Star Maritime merged into the Company with Star Maritime merging out of existence and the Company being the surviving entity. Each share of Star Maritime common stock was exchanged for one share of the Company’s common stock and each warrant of Star Maritime was assumed by the Company with the same terms and conditions except that each became exercisable for common stock of the Company. The Redomiciliation Merger became effective after stock markets closed on November 30, 2007 and the common shares and warrants of Star Maritime ceased trading on the American Stock Exchange under the symbols SEA and SEA.WS, respectively. The Company’s shares and warrants started trading on the Nasdaq Global Select Market on December 3, 2007 under the ticker symbols SBLK and SBLKW, respectively. Immediately following the effective date of the Redomiciliation Merger, TMT and its affiliates owned 30.2% of our outstanding common stock. Mr. Nobu Su, a former member of our board of directors, exercises voting and investment control over the securities held of record by F5 Capital, a Cayman Islands corporation, which is a nominee of TMT. F5 Capital filed a Schedule 13D/A on July 29, 2008 reporting beneficial ownership of 7.0% of our outstanding common stock. All of our warrants expired worthless and ceased trading on the Nasdaq Global Select Market on March 15, 2010.

In 2008, our board of directors adopted a common share and warrant repurchase plan of up to an aggregate $50.0 million. Under that repurchase plan, we paid an aggregate of $13.4 million for 1,247,000 common shares and 1,362,500 warrants, which were cancelled and the common shares were removed from our share capital. In February 2010, our board of directors adopted a new share repurchase plan for up to $30.0 million to be used for repurchasing our common shares until December 31, 2011. In August 2011, our board of directors decided to reinstate the share repurchase plan with the limitation of acquiring up to a maximum amount of $3,000,000 of our common shares, at a maximum price of $1.30 per share. In November 2011, our board of directors extended the share repurchase plan until December 31, 2012. As of June 28, 2012, we repurchased 925,957 shares at an average price of $0.93 per share, and have $2.1 million of remaining capacity under the existing repurchase plan All repurchased shares have been cancelled and removed from the Company’s share capital. As of January 20, 2009, management and the directors reinvested the cash portion of their dividend for the quarter ended September 30, 2008 into 818,877 newly issued shares as part of a private placement. This reinvestment was conducted at the same weighted average price as the stock portion of such dividend. Management and the directors effectively invested the full amount of the dividend in the form of newly issued shares.

On July 22, 2011, we offered and sold 16,700,000 common shares in an underwritten public offering at a public offering price of $1.80 per share, less underwriting discounts. We received net proceeds before expenses of approximately $28.8 million.

On August 31, 2011, we adopted an equity incentive plan, which we refer to as the 2011 Equity Incentive Plan, under which officers, key employees, directors and consultants of the Company and its subsidiaries will be eligible to receive options to acquire shares of common stock, stock appreciation rights, restricted stock and other stock-based or stock-denominated awards. We reserved a total of 2,000,000 shares of common stock for issuance under the plan, subject to adjustment for changes in capitalization as provided in the plan. The purpose of the 2011 Equity Incentive Plan is to encourage ownership of shares by, and to assist us in attracting, retaining and providing incentives to, our officers, key employees, directors and consultants whose contributions to us are or may be important to our success and to align the interests of such persons with our stockholders. The various types of incentive awards that may be issued under the 2011 Equity Incentive Plan enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. The plan is administered by our compensation committee, or such other committee of our board of directors as may be designated by the board to administer the plan. The plan permits grants of options to purchase common stock, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock.

Under the terms of the plan, stock options and stock appreciation rights granted under the plan will have an exercise price per common share equal to the fair market value of a common share on the date of grant, unless otherwise determined by the plan administrator, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights are exercisable at times and under conditions as determined by the plan administrator, but in no event will they be exercisable later than ten years from the date of grant.

The plan administrator may grant shares of restricted stock and awards of restricted stock units subject to vesting and forfeiture provisions and other terms and conditions as determined by the plan administrator. Upon the vesting of a restricted stock unit, the award recipient will be paid an amount equal to the number of restricted stock units that then vest multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the plan administrator. The plan administrator may grant dividend equivalents with respect to grants of restricted stock units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the plan), unless otherwise provided by the plan administrator in an award agreement, awards then outstanding shall become fully vested and exercisable in full.

The Board may amend or terminate the plan and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Stockholder approval of plan amendments may be required in certain definitive, pre-determined circumstances if required by applicable rules of a national securities exchange or the Commission. Unless terminated earlier by the board of directors, the plan will expire ten years from the date on which the plan was adopted by the board of directors.

In 2007 and 2010, we adopted the 2007 Equity Incentive Plan and the 2010 Equity Incentive Plan, respectively, and reserved for issuance 2,000,000 shares of our common stock under each plan. The terms and conditions of the 2007 and 2010 Equity Incentive Plans are substantially similar to those of the 2011 Equity Incentive Plan. All of the shares that were reserved for issuance under the 2007 Equity Incentive Plan were issued and those grants remain in full force and effect.

Pursuant to the 2007 and 2010 Equity Incentive Plans, we have issued the following securities:

•	On December 3, 2007, 90,000 restricted non-vested common shares to Prokopios (Akis) Tsirigakis, our former President and Chief Executive Officer, subject to applicable vesting of 30,000 common shares on each of July 1, 2008, 2009 and 2010;

•	On December 3, 2007, 75,000 restricted non-vested common shares to George Syllantavos, our former Chief Financial Officer, subject to applicable vesting of 25,000 common shares on each of July 1, 2008, 2009 and 2010;

•	On March 31, 2008, 150,000 restricted non-vested common shares to Peter Espig, our Director, subject to applicable vesting of 75,000 common shares on each of April 1, 2008 and 2009;

•	On December 5, 2008, an aggregate of 130,000 restricted non-vested common shares to all of our employees and an aggregate of 940,000 non-vested restricted common shares to the members of our board of directors. All of these shares vested on January 31, 2009;

•	On February 4, 2010, an aggregate of 115,600 restricted non-vested common shares to all of our employees subject to applicable vesting of 69,360 common shares on June 30, 2010 and 46,240 common shares on June 30, 2011;

•	On February 24, 2010, an aggregate of 980,000 restricted non-vested common shares to the members of our board of directors subject to applicable vesting of 490,000 common shares on each of June 30 and September 30, 2010;

•	On October 20, 2010, an aggregate of 1,070,000 restricted non-vested common shares to the members of our board of directors and 140,000 restricted non-vested common shares to all of our employees. All of these shares vested on December 31, 2010;

•	On May 18, 2011, an aggregate of 248,000 restricted non-vested common shares to Mr. George Syllantavos, our former Chief Financial Officer pursuant to an agreement dated May 12, 2011 covering the terms of his severance. All of these shares vested on August 31, 2011; and

•	On April 6, 2012, we issued 80,000 restricted common shares, which vested on August 31, 2011, to Mr. George Syllantavos upon his resignation from our board of directors on August 31, 2011.

•	On April 20, 2012, we issued 1,360,000 restricted common shares, which vested on March 30, 2012, to certain directors, officers, employees of the Company and its subsidiaries under our 2010 and 2011 Equity Incentive Plans, and we issued 140,000 shares to Mr. Spyros Capralos, our Chief Executive Officer, under our 2011 Equity Incentive Plan pursuant to the terms of his consulting agreement effective as of February 7, 2011.

We plan to issue two more installments of 140,000 shares to Mr. Spyros Capralos in February 2013 and February 2014, provided he remains employed by the Company, in accordance with the terms of his consulting agreement.

As of June 28, 2012, 481,400 common shares are available for issuance under the 2011 Equity Incentive Plan.

In 2012, we repurchased and cancelled 925,957 treasury shares, which we repurchased in the open market for an aggregate purchase price of $0.9 million, pursuant to the terms of our existing share repurchase plan.

Preferred Stock

Under the terms of our Articles, our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 preferred shares. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without stockholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

Directors

Our directors are elected by the affirmative vote of a majority of the shares of stock represented at the meeting. There is no provision for cumulative voting.

Our board of directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The board of directors may change the number of directors only by a vote of not less than 66 2/3% of the entire board of directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Amended and Restated Bylaws, or Bylaws, provide that no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or the committee and our board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our board of directors as defined in Section 55 of the BCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by our board of directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our board of directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Our board of directors may set a record date between 10 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Blank Check Preferred Stock

Our Articles authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of shares of our common stock under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our board of directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, shareholders are prevented from calling a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The BCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the board of directors shall be divided into three classes;

•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 66 2⁄3% of the entire board of directors;

•	the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the Company may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and

•	the Company shall indemnify directors and officers to the full extent permitted by law, and the company shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers. For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

(8) will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the

National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The 2012 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Comission registration fee		$22,634
FINRA filing fee	$		*

Nasdaq Supplemental listing fee	$		*

Legal fees and expenses	$		*

Accounting fees and expenses	$		*

Printing and engraving expenses	$		*

Transfer agent and registrar fees	$		*

Indenture trustee fees and expenses	$		*

Blue sky fees and expenses	$		*

Miscellaneous	$		*

Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward  & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any applicable prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the document listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Commission on March 27, 2012, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.

c/o Star Bulk Management Inc.

40 Agiou Konstantinou Str.

Maroussi 15124, Athens, Greece

011-30-210-617-8400 (telephone number)

Information provided by the Company

We will furnish holders of shares of our common stock with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Common Shares

PROSPECTUS SUPPLEMENT

Morgan Stanley

                    , 2013